SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities and Exchange Act of 1934

Date of Report (Date of earliest event reported) August 27, 2004

FIRST NATIONAL BANKSHARES OF FLORIDA, INC.

(Exact name of registrant as specified in its charter)

Florida	001-31883	20-0175526
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2150 Goodlette Road North, Naples, Florida	34102
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (239) 262-7600

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.

As previously reported, First National Bankshares of Florida, Inc. (the “Company”) has entered into an Agreement and Plan of Merger by and between the Company and Fifth Third Bancorp dated as of August 1, 2004. Pursuant to the Merger Agreement, the Company is required, no later than August 27, 2004, to take action to amend the First National Bankshares of Florida, Inc. Dividend Reinvestment and Direct Stock Purchase Plan (the “DRIP”) to eliminate or suspend, pending the consummation of the merger, the right of any participant to make a new election or increase an existing election to purchase additional shares of the Company’s common stock under the DRIP, other than upon dividend reinvestment. However, DRIP participants who have made an election to purchase additional shares of Company stock prior to the date of the Merger Agreement may continue to purchase additional shares under the DRIP pursuant to their existing election.

The DRIP has been amended by the Company effective August 27, 2004, as and to the extent set forth below:

1. Investment Options – Optional Cash Investments. The optional cash investment feature of the DRIP shall be suspended and no new elections to make optional cash investments shall be permitted; provided, however, that optional cash investment elections of participants for the purchase of Company stock in effect as of August 1, 2004 (the date of the Merger Agreement), shall continue in full force and effect. Participants may change their existing optional cash investment election to decrease the amount of periodic additional investments to be made in Company stock under the DRIP, but no participant may change his or her optional cash investment election to increase the amount of additional investments to be made in Company stock under the DRIP.

2. All Other Provisions Continue in Full Force and Effect. Except as otherwise set forth above, all provisions of the DRIP shall continue in full force and effect unless and until the Company makes any additional modifications to the DRIP. The Company continues to reserve the right to change any administrative procedures of the DRIP at any time, and to amend, modify, suspend or terminate the DRIP at any time.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

FIRST NATIONAL BANKSHARES OF FLORIDA, INC.

By:	/s/ Robert T. Reichert
Robert T. Reichert, Chief Financial Officer

Dated: August 27, 2004